EXHIBIT 19.1

OUTDOOR HOLDING COMPANY
INSIDER TRADING POLICY

Effective as of January 22, 2026.

This Insider Trading Policy (this “Policy”) sets forth the policy for members of the boards of directors (“Board Members”), officers, other employees and consultants of Outdoor Holding Company (“Outdoor Holding”) and its subsidiaries (collectively, the “Company”) with respect to transactions in Outdoor Holding securities.

Applicability of Policy

This Policy is divided into two parts. Part I of this Policy imposes restrictions on all Board Members, officers, employees and consultants of the Company, as well as such persons’ respective immediate family members, members of their respective households, and other family members who do not live in their respective households but whose transactions in Outdoor Holding securities are directed by or subject to their influence or control. Part I of this Policy also applies to any person who receives Material Nonpublic Information (as defined below) from any Board Member, officer, employee or consultant of the Company. Part II of this Policy imposes additional restrictions on (i) Outdoor Holding Board Members and executive officers (collectively, “Insiders”) and (ii) certain Company employees and consultants, as identified on a list maintained by the Company, who regularly receive or have access to Material Nonpublic Information concerning the Company or otherwise are at an enhanced risk of possessing Material Nonpublic Information concerning the Company due to the nature of their respective roles (collectively, with Insiders, “Restricted Persons”). The list of persons designated as Restricted Persons is updated on a quarterly basis by the Chief Legal Officer or his or her designee, in consultation with the Chief Financial Officer.

This Policy applies to all transactions in Outdoor Holding securities, including common stock, restricted common stock, preferred stock, options and warrants for common stock and any other securities Outdoor Holding may issue from time to time, such as convertible debentures and other derivative securities relating to Outdoor Holding stock, whether or not issued by Outdoor Holding, such as exchange-traded options.

Inquiries

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Chief Legal Officer. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual.

Certifications

All Board Members, officers, other employees and consultants must certify their understanding of, and intent to comply with, this Policy by signing the certification attached hereto as Attachment 1.

PART I

1.
General Policy

It is against Company policy for any Board Member, officer, employee or consultant to make an unauthorized disclosure of any nonpublic information acquired in the workplace or as a result of their position with the Company. It is also against Company policy for any Board Member, officer, employee or consultant to misuse Material Nonpublic Information in securities trading. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information to the public immediately upon its release. You may not, therefore, disclose such information to anyone outside the Company, including family members and friends or on any internet-based forum, other than in accordance with those procedures.

Nothing in this Policy prohibits you from (i) reporting possible violations of law or regulation to, or communicating with or testifying before, any governmental agency or entity, including but not limited to (A) the U.S. Department of Justice, the U.S. Securities and Exchange Commission (the “SEC”), the U.S. Congress, and any U.S. agency Inspector General, and (B) similar competent authorities in any non-U.S. jurisdiction, to the extent that any such authority has specific power under applicable law to receive or request the relevant information, (ii) making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation, or (iii) disclosing information about wages or working conditions that is not proprietary Company information. You do not need the Company’s prior authorization to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures.

2.
Definition of “Material Nonpublic Information”

It is not possible to define all categories of Material Nonpublic Information. Information should be considered Material Nonpublic Information if it meets the criteria described below.

First, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of securities.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include known but unannounced:

·
operating or financial results, including results that are inconsistent with the consensus expectations of the investment community;
·
internal projections of future earnings or losses, or other earnings guidance or targets;
·
execution or termination of significant contracts with business partners;
·
potential or actual gain or loss of a significant customer, supplies, contract or purchase order;

·
pending or proposed merger or other acquisition;
·
disposition, construction or acquisition of significant assets;
·
significant developments involving corporate relationships;
·
changes in dividend policy;
·
new product announcements;
·
stock splits;
·
new equity or debt offerings;
·
positive or negative developments in outstanding litigation;
·
significant litigation exposure due to actual or threatened litigation; and
·
changes in the Board of Directors, senior management or the Company’s auditors.

Material information is not limited to historical facts. Either positive or negative information may be material. You should be aware that the public, the media and the courts will have the benefit of hindsight in judging what is material.

Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public. The fact that information has been disclosed to a few members of the public does not make it “public” for insider trading purposes. Even if information is widely known within the Company, it may still be considered nonpublic. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information.

3.
Trading on Material Nonpublic Information

It is illegal and against Company policy for you to trade in Outdoor Holding securities while in possession of Material Nonpublic Information about the Company.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from this Policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation.

Every person subject to this Policy has the individual responsibility to comply with this Policy. You may, from time to time, have to forego a proposed transaction in Outdoor Holding securities even if you planned to make the transaction before learning of the Material Nonpublic Information and even though you believe you may suffer an economic loss or forego anticipated profit by waiting.

4.
Confidentiality of Nonpublic Information

Material Nonpublic Information relating to the Company is the property of the Company. That information should be maintained in strict confidence and should be discussed, even within the Company, only with persons who have a “need to know.” You should exercise the utmost care and discretion in dealing with information that may be Material Nonpublic Information. Discussions in public places, such as elevators, restaurants and airplanes, involving information that may be Material Nonpublic Information or sensitive in nature, should be avoided. Written information should be safeguarded. Unauthorized disclosure of information could result in serious consequences for the Company, whether or not such disclosure is made for the purpose of facilitating acts prohibited by law or this Policy.

5.
Public Disclosure

Unauthorized disclosure of Material Nonpublic Information relating to the Company may lead to illegal insider trading and is prohibited by law. In the event you receive any inquiry for information from outside the Company, such as from a stock analyst or investor, the inquiry should be referred to the Chief Legal Officer.

6.
Tipping

This Policy prohibits you from (i) disclosing (commonly known as “tipping”) Material Nonpublic Information to any other person (including family members) where such information may be used by such person to his or her profit by trading (buying or selling) in the securities of companies to which such information relates and (ii) making recommendations or expressing opinions on the basis of Material Nonpublic Information as to trading in Outdoor Holding securities.

7.
Short-Term Trading

Short-term or frequent trading of Outdoor Holding securities can create an appearance of wrongdoing, even if the decision to trade was not based on Material Nonpublic Information. You are strongly discouraged from trading daily or frequently in Outdoor Holding securities, and trading in Outdoor Holding securities for short-term profits is highly discouraged. The Company reserves the right to request brokerage account statements to ensure compliance with the terms of this Policy. If you are an Insider, see Part II, Section 6 for additional restrictions on short-term trading.

8.
Applicability of Policy to Inside Information Regarding Other Companies

This Policy also applies to Material Nonpublic Information relating to other companies with which the Company conducts business, including proposed business combinations (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s business partners. You should treat Material Nonpublic Information about the Company’s business partners with the same care required with respect to information related directly to the Company. Similarly, you must not discuss Material Nonpublic Information relating to the Company or the Company’s business partners on blogs, websites, electronic bulletin boards, chat rooms, any form of social media or other internet-based forum.

9.
Post-Termination Transactions

This Policy continues to apply to your transactions in Outdoor Holding securities even after you have terminated employment. If you are in possession of Material Nonpublic Information when your employment terminates, you may not trade in Outdoor Holding securities until that information has become public or is no longer material.

10.
Potential Criminal and Civil Liability
a.
Liability for Insider Trading

Pursuant to federal and state securities laws, individuals who violate insider trading laws may be subject to imprisonment for up to 20 years, criminal fines of up to $5,000,000 and civil fines of up to three times the profit gained or loss avoided. If the Company or its supervisory personnel fail to take appropriate steps to prevent illegal insider trading, they may be subject to (i) a civil penalty of up to $2,636,135 or, if greater, three times the profit gained or loss avoided as a result of the employee’s violation, and (ii) a criminal penalty of up to $5,000,000 and up to 20 years in jail for individuals and/or a fine of $25,000,000 for the Company.

b.
Liability for Tipping

Individuals may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions based on such information as to trading in Outdoor Holding securities in violation of this Policy. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques and proprietary software to uncover illegal insider trading.

11.
Possible Disciplinary Actions

Employees of the Company who violate this Policy may also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.

12.
Certain Exceptions
a.
Stock Option Exercises

This Policy does not apply to the exercise of a director or employee stock option if the shares acquired upon exercise are held rather than sold into the public market, or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

b.
401(k) Plan

This Policy does not apply to transactions in Outdoor Holding stock in the 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election.

c.
Restricted Stock Awards

This Policy does not apply to the vesting of restricted stock, restricted stock units or the forfeiture or other disposition of shares to the Company to pay for taxes incident to such vesting. This Policy does apply, however, to any open market sale of vested shares, including to satisfy tax liabilities.

d.
Gifts

Bona fide gifts of Outdoor Holding securities generally will be exempt from this Policy. However, if you are a Restricted Person, see Part II, Section 7 for additional requirements.

PART II

As described in this Part II, if you are a Restricted Person, your transactions in Outdoor Holding securities are subject to additional restrictions.

1.
Short Sales

No Restricted Person shall engage in a short sale of Outdoor Holding stock. Furthermore, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prohibits Outdoor Holding officers and Board Members from engaging in short sales. A short sale is a sale of securities not owned by the seller or, if owned, not delivered against such sale within 20 days thereafter (commonly known as a “short against the box”).

2.
Publicly Traded Options

A transaction in options is, in effect, a “bet” on the short-term movement of Outdoor Holding stock and therefore may create the appearance that an individual is trading based on inside information. Transactions in options also may focus the individual’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, by any Restricted Person are prohibited by this Policy. See Part II, Section 4 for additional requirements related to option positions arising from certain types of hedging transactions.

3.
Standing Orders

Standing orders should be used only for a very brief period of time, and in no case shall such period exceed three trading days. A standing order placed with a broker to sell or purchase securities at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of Material Nonpublic Information may result in unlawful insider trading. Transactions pursuant to a plan adopted in accordance with Rule 10b5-1 of the Exchange Act, discussed below, may be excepted from this prohibition against standing orders.

4.
Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an individual to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the individual to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as Outdoor Holding’s other stockholders. Restricted Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Outdoor Holding securities.

5.
Margin Accounts and Pledges

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin or foreclosure sale that occurs when the pledgor is aware of Material Nonpublic Information may, under some circumstances, result in unlawful insider trading. Because of this danger, Restricted Persons should exercise caution in holding Outdoor Holding securities in a margin account or pledging Outdoor Holding securities as collateral for a loan. All Restricted Persons must pre-clear any pledge or similar arrangement with respect to Outdoor Holding securities. Certain Insiders may be required to publicly disclose the amount of Outdoor Holding securities pledged as collateral for a loan.

6.
Short-Term Trading

If you are an Insider and you purchase or sell Outdoor Holding securities, you may not conduct an opposite-way transaction in any Outdoor Holding securities of the same class for at least six (6) months after the purchase or sale, unless you first pre-clear the proposed transaction with the Chief Legal Officer.

7.
Trading Guidelines and Requirements

Set forth below are guidelines and requirements related to trading in Outdoor Holding securities. Even outside of a Black-Out Period (as defined below), any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in Outdoor Holding securities until such information has been known publicly for at least two full trading days. Trading in Outdoor Holding securities outside of a Black-Out Period should not be considered a “safe harbor,” and all Restricted Persons should always use good judgment and, if applicable, pre-clear transactions as described below.

a.
Quarterly Black-Out Periods

The period beginning at the close of trading on the 15th day of the last month of a fiscal quarter and ending at the commencement of trading on the next trading day after the date of public disclosure of the financial results for that fiscal quarter (the “Quarterly Black-Out Period”) is a particularly sensitive period of time for transactions in Outdoor Holding stock from the perspective of compliance with applicable securities laws. This sensitivity arises because Insiders and other Restricted Persons will often possess Material Nonpublic Information about the expected financial results for the quarter during that period. Accordingly, all Restricted Persons are prohibited from trading during any Quarterly Black-Out Period.

b.
Special Black-Out Periods

Even outside of Quarterly Black-Out Periods, the Company may prohibit all or certain Board Members, officers, other employees and consultants of the Company from trading Outdoor Holding securities because of material developments known to the Company and not yet disclosed to the public. Accordingly, upon receipt of written notice by email or otherwise from the Chief Legal Officer, all Restricted Persons and any other designated employees and consultants of the Company may not engage in any transaction involving the purchase or sale of Outdoor Holding securities and may not disclose to any others the fact of such suspension of trading. The period during which trading is suspended is referred to as a “Special Black-Out Period.” The Company will typically permit trading in Outdoor Holding securities at the commencement of trading on the next trading day following the date of public disclosure of the material development, or at such time as it is determined that the development is no longer material, so long as such next trading day is not in a Quarterly Black-Out Period. The Chief Legal Officer will notify the affected persons as soon as possible of such disclosure or such determination.

c.
Pre-Clearance of Transactions

The Company has established a “pre-clearance” process for certain transactions in Outdoor Holding securities. The Chief Legal Officer is responsible for pre-clearing transactions and will consult as necessary with senior management of the Company before pre-clearing any proposed transaction. Requests for pre-clearance should be submitted to the Chief Legal Officer at least two trading days in advance of the proposed transaction.

If you are a Restricted Person, you must obtain pre-clearance prior to engaging in any transaction in Outdoor Holding securities at any time, regardless of whether a Black-Out Period is in effect.

The Chief Legal Officer may prohibit any transaction that is subject to pre-clearance in its sole discretion. The fact that pre-clearance of a transaction has been rejected should be treated as Material Nonpublic Information.

d.
Blind Trusts and Pre-Arranged Trading Programs

Rule 10b5-1 of the Exchange Act provides an affirmative defense against insider trading liability for transactions pursuant to (i) a written plan, or a binding contract or instruction, entered into in good faith at a time when the individual was not aware of Material Nonpublic Information (a “Rule 10b5-1 Plan”) or (ii) “blind trusts” (trusts in which investment control has been delegated to a third party, such as an institutional or professional trustee), even though the transaction in question may occur at a time when the individual is aware of Material Nonpublic Information.

The Company may, in appropriate circumstances, permit Restricted Persons to enter into a Rule 10b5-1 Plan or blind trust that complies with Rule 10b5-1, provided that a Black-Out Period is not then in effect. If you are a Restricted Person and you wish to establish a Rule 10b5-1 Plan or blind trust, you must pre-clear it with the Chief Legal Officer. With respect to arrangements that result or may result in transactions taking place during Black-Out Periods, the Chief Legal Officer will review such arrangements with input, if appropriate, from the Board of Directors, the Chief Financial Officer and Company legal counsel. The Company reserves the right to bar any transactions in Outdoor Holding stock, including transactions pursuant to arrangements previously approved, if the Chief Legal Officer determines that such a bar is in the best interests of the Company. In addition, if you are otherwise permitted to do so under this Policy, you may not engage in any hedging transactions (as described above) if you are trading in Outdoor Holding securities pursuant to a Rule 10b5-1 Plan or a blind trust.

Securities laws require the Company to make quarterly disclosures of executive officer and director trading arrangements, including any adoption, modification or termination of a Rule 10b5-1 Plan, and a description of the material terms of each plan. Any amendment to an existing Rule 10b5-1 Plan must meet the requirements for the adoption of a new Rule 10b5-1 plan and be approved by the Chief Legal Officer.

ATTACHMENT 1

CERTIFICATIONS

I certify that:

1.
I have read and understand the Company’s Insider Trading Policy (the “Policy”). I understand that the Chief Legal Officer is available to answer any questions I have regarding the Policy.

2.
Since the date this Policy became effective, or such shorter period of time that I have been a Board Member, officer, other employee or consultant of the Company, I have complied with the Policy.

3.
I will continue to comply with the Policy for as long as I am subject to the Policy.

Signature:

Date:

Print Name: